Exhibit 10.1
Summary of Non-Employee Director Compensation

•	Cash compensation for non-employee Directors (may be deferred and invested in TCF Common Stock) consists of the following:

▪	Annual Retainer of $70,000;

▪	An additional $20,000 annual retainer for each Committee or Subcommittee a Director Chairs; and

▪	An additional $25,000 annual retainer for the Lead Director

•	Employee Directors are not compensated for service as Directors.

•	Directors Stock Grant Program:

▪
Annually, non-employee Directors receive grants of TCF Common Stock equal to $55,000. At the 2018 Annual Meeting of Stockholders, stockholders approved to increase the value of the annual grant of restricted stock from $45,000 to $55,000. Directors received a one-time grant of time-vesting restricted stock valued at $10,000 on May 1, 2018 in addition to the $45,000 grant received on January 18, 2018 and to make the total value of the grant for 2018 $55,000. This increase was based on an assessment conducted by FW Cook and was intended to align Director compensation more closely with market practice and to make TCF’s director compensation more competitive;

▪	For Directors elected after a stock grant has been awarded, a pro-rata stock grant is awarded;

▪	The number of shares granted is determined by dividing $55,000 by the average of the high and low prices of TCF Common Stock on the grant date;

▪	The stock grant vests annually, when the next grant is made;

▪	Dividends are paid on unvested shares at the rate generally paid to holders of TCF Common Stock; and

▪	Unvested shares will vest if a change in control occurs.

•	Non-employee Directors may defer fees and stock grants under the TCF Directors Deferred Compensation Plan (the “Directors Deferred Compensation Plan”) until the end of their Board service.

•	TCF offers the TCF Matching Gift Program to supplement donations made by non-employee Directors to charitable organizations of their choice up to a maximum of $20,000 annually.

•
TCF reimburses Directors for travel and other expenses to attend Board meetings or attend to other Board business as a business expense, and TCF occasionally holds Board retreats at a remote location and pays Directors’ travel and lodging expenses incurred in connection with the meeting, as well as those of the Directors’ spouses or significant others.